UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 30, 2009

UNION CARBIDE CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-1463 (Commission file number)	13-1421730 (I.R.S. Employer Identification No.)
1254 ENCLAVE PARKWAY, HOUSTON, TEXAS 77077
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: 281-966-2727
Not applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 30, 2009, the Board of Directors of Union Carbide Corporation (the “Corporation”) approved a restructuring plan to improve the cost effectiveness of the Corporation’s global operations. The plan includes the shutdown of certain manufacturing facilities as described in Item 2.06 below which are planned to be completed by early 2011, abandonment of related capital projects, and a workforce reduction which is closely linked to the asset shutdown decisions and will be completed over the same time frame. Approximately 60 jobs will be eliminated as a result of these actions.

The Corporation will record a charge of approximately $4 million in the second quarter of 2009 for severance costs associated with the restructuring plan.

All severance costs associated with these activities will result in future cash expenditures.

Item 2.06 Material Impairments.

On June 30, 2009 the Board of Directors of the Corporation approved a restructuring plan to improve the cost effectiveness of the Corporation’s operations. The plan includes the shutdown of certain facilities that produce ethylene as well as ethylene oxide/ethylene glycol in Hahnville, Louisiana. These actions are being taken as a result of continued weakness in the global economy and the need to optimize facilities. In addition, due to the expected loss on the United States Federal Trade Commission (“FTC”) required sale of certain specialty latex assets, the Corporation will recognize an impairment of those assets in the second quarter of 2009. As a consequence of these actions, the Corporation will record a charge in the range of $175 million to $225 million in the second quarter of 2009 for asset write-offs, capital project write-offs and the impairment of specialty latex assets to be divested in compliance with the FTC order.

None of the costs related to the write-down or write-off of assets will result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION CARBIDE CORPORATION
Registrant

Date:	July 1, 2009

/s/ WILLIAM H. WEIDEMAN
William H. Weideman
Vice President and Controller
The Dow Chemical Company
Authorized Representative of
Union Carbide Corporation